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Exhibit (4)

                      Service Systems International, Ltd.
                        Computation of Per-Share Income
                             Treasury Stock Method
                           As Modified for 20% Test

                                                     Period Ended Nov. 30, 1998
                                                            Three months
                                                     --------------------------
Weighted average number of shares outstanding                12,662,988
                                                            -----------

Total common and common equivalent shares                    12,662,988
                                                            -----------
                                                            -----------

Net income (loss) for the period                            $  (350,584)
                                                            -----------
                                                            -----------

Total common and common equivalent shares                    12,662,988
                                                            -----------
                                                            -----------

Loss per common and common equivalent shares                $     (0.03)
                                                            -----------
                                                            -----------
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Earnings per share:

The earnings per share is computed by dividing the net income (loss) for the period by the weighted average number of common shares outstanding for the period. Common stock equivalents are excluded from the computation if their effect would be anti-dilutive.